Exhibit 10.26

Of

Mining Right Assignment Contract in Qinghai Province

Contract No.: 2005-1

Assignor: Department of Land Resources of Qinghai Province

Assignee: Qinghai Zhongtian Boron Lithium Mining Co. Ltd.

Signing Place: Department of Land Resources of Qinghai Province

Signing Date: January 5, 2005

Mining Right Assignment Contract

Assignor: Department of Land Resources of Qinghai Province

Address: No. 24, Shengli Road, Xining City

Assignee: Qinghai Zhongtian Boron Lithium Mining Co. Ltd.

Address: No. 3, Renmin West Road, Dachaidan, Haixi Prefecture

According to Law of the People's Republic of China on Mineral Resources, Contract Law of the People's Republic of China, Regulations on Mineral Resources Management in Qinghai Province and relevant laws and regulations, both parties sign the contract for the principles of equality, voluntariness, honesty and trustworthiness.

Article I The assignee obtains the mining right of Dachaidan Lake Boron Mine (part of ore section) through the method of transfer.

Article II The mining right is in Dachaidan Lake, Haixi Prefecture, Qinghai Province, the mining area is 35.6972 square kilometers, the mining depth is from 3147.37 m to 3134.37 m and the mining area where the mining right is transferred is delineated by 4 inflection points (see the copy of mining license).

Article III The term of assignment of mining right is 33 years (from August 2004) and the mining right will be reclaimed by the state upon the expiration.

Article IV The mining right shall not be transferred without authorization. In case of transfer, it must be approved by registration authority and it can be transferred after handling the transfer procedures in accordance with the law.

Article V The assignee must pay the fee of mining right on time in accordance with the contract. If the consignee fails to pay the fee of mining right on time within the prescribed time limit, the assignor shall receive 2‰ fine for delaying payment of the deferred payment daily from the day of delay. If one of the payment is 3 months overdue, the assignor has the right to terminate the contract, take the mining right back and the assignee shall bear other losses caused by breach of contract.

Article VI After receiving the mining license, the assignee must mine it by self, shall not contract or transfer it to any other person for mining in any form without authorization and collect contracting fees and management fees. In case of contracting or transfer without authorization and the plot is serious, the assignor has the right to take the mining right back and investigate and punish the assignee in accordance with illegal transfer of mining right.

Article VII Mineral resources must be rationally mined in accordance with the development and utilization plan, the relevant provisions on environmental protection and safe production, which shall not exceed the depth and beyond the boundary, shall not damage and destroy the surrounding natural ecological environment or facilities. In the event that the consignee does not mine in accordance with the development and utilization plan, the relevant provisions on environmental protection and safe production, or mines in excess of depth and beyond the boundary, or causes waste of resources or the damage and pollution to the environment, or major accidents in production safety or fails to meet the safety standard and the plot are serious, the assignor has the right to take the mining right back.

Article VIII According to the regulations of Article VII in Measures for the Registration Administration of Mineral Resources Exploitation, if the mining shall be continued upon expiration of mining license, the mining right owner shall handle the renewal of registration at registration authority 30 days before the expiration of the mining license. If the mining right owner does not handle the renewal of registration within the time limit, the mining license shall be annulled.

Article IX According to the regulations of Article XXXVII in Regulations on Mineral Resources Management in Qinghai Province, if the mining right owner alters the mining area, main mining minerals, mining method, name of mining enterprise or transfers the mining right in accordance with the law within the validity term of mining license, the mining right owner shall apply to handle change of registration procedures at the original examination and approval and issuing authority.

Article X According to the regulations of Article XXXVIII in Regulations on Mineral Resources Management in Qinghai Province, if the mining right owner needs to stop or close the mine within the validity term or upon the expiration of mining license, the mining right owner shall apply to handle the procedures for deregistration of mining licenses at the original examination and approval and issuing authority within 30 days of the decision to stop or close the mine.

The assignee must restore and control the ecological environment of the mine when closing the mine.

Article XI The disputes arising from the performance of the contract shall be solved by both parties through negotiation in accordance with national laws or relevant policies. If negotiation fails, it shall be solved by    of this article:

(I) Submit it to        arbitration committee for arbitration.

(II) File a lawsuit to the people’s court.

Article XII The contract will come into force from the date of signature and seal of both parties.

Article XIII The contract is in quadruplicate with the assignor and the assignee holding 2 copies respectively.

Article XIV The contract is 4 pages in total.

Article XV The unaccomplished matters of the contract shall be agreed after negotiation of both parties, which shall be the annex of the contract. The annex has the equal legal effect with the contract.

Assignor: (Seal) Department of Land Resources of Qinghai Province	Assignee: (Seal) Qinghai Zhongtian Boron Lithium Mining Co. Ltd.

Address: No. 24, Shengli Road, Xining City	Address: No. 3, Renmin West Road, Dachaidan, Haixi Prefecture
Legal Representative: Qingma Yinshun	Legal Representative: Zhang Mao
Authorized Representative:	Authorized Representative:
Tel.: 6136448	Tel.:（0977）8282529
Fax: 6136448	Fax: 8281228
Postcode: 810001	Postcode:：816200

Signing date: January 5, 2005